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                                                                   Exhibit 10.30

                                                                  EXECUTION COPY

                                    RESTATED
                              EMPLOYMENT AGREEMENT


                 This Agreement is made to be effective the 3rd day of May, 1995, by and between North Coast Energy, Inc., a Delaware corporation (the "Company"), and Charles M. Lombardy, Jr. ("Executive").

                                  WITNESSETH:

                 WHEREAS, the Executive was a founder of the Company and has served as its Chief Executive Officer;

                 WHEREAS, the Executive has been a guiding force in the building, development, progress and success of the Company and has unique knowledge and experience with respect to the Company's history, competitive position and prospects which the Company considers essential to its continued growth and stability;

                 WHEREAS, the Board of Directors of the Company (the "Board") has determined that it is in the best interest of the Company and its shareholders to assure that the Company will have the continued dedication and service of the Executive as its Chief Executive Officer;

                 WHEREAS, the Board believes it imperative to diminish the possible distraction of the Executive by virtue of the personal uncertainties and risks potentially associated with any changes in management continuity, and in order to accomplish the foregoing, the Board proposes to cause the Company to enter into a new employment arrangement with provisions for extension of the employment relationship under appropriate circumstances;

                 WHEREAS, the Executive has indicated that he is willing to continue in the employ of the Company as its Chief Executive Officer upon the terms and conditions set forth in this Agreement and the Company desires to employ Executive in accordance herewith;

                 WHEREAS, the Board of Directors originally approved the specific terms of this Agreement on May 2, 1995, and the Board has recently acknowledged and approved the necessity of restating this Agreement to clarify certain provisions to reflect the original intent of the Board, the Company and the Executive.

                 NOW THEREFORE, Executive and the Company hereby agree as follows:

                 1.       Employment.

                          (a) For the three (3) year period from and after the effective date hereof ("Employment Period") the Company
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         agrees to employ Executive, and Executive agrees to be employed by the
         Company. Unless the Company and the Executive mutually agree to a termination or renegotiation of this Agreement following the completion of the first two (2) years of the Employment Period, this Agreement and the Employment Period may be extended automatically at the option of Executive for an additional three (3) year period, ending on the sixth anniversary of the effective date of this Agreement, unless sooner terminated pursuant to Section 6(a) hereof. Such option shall be exercisable by the Executive in all events, in his sole discretion, and without the consent of the Board, any officer of the Company or other person. The Executive may exercise such option at any time he so desires during the period commencing ninety
         (90) days prior to the end of such two (2) year period and ending one hundred twenty (120) days thereafter, by giving notice of such exercise in writing to the Secretary of the Company.

                          (b) Executive shall serve as a senior executive officer and shall perform such duties for the Company as may reasonably be assigned to him by the Company's Board of Directors or its Executive Committee. During the Employment Period, Executive will devote his full time and best efforts to the business and welfare of the Company.

                 2.       Salary and Bonus.

                          (a) During the Employment Period the Company will pay Executive for his services an annual Base Salary of One Hundred Sixty-Five Thousand Dollars ($165,000). Such base salary shall be paid in equal installments in accordance with the Company's normal payroll practices or otherwise as the parties shall agree, but in any event no less frequently than monthly. Executive's annual Base Salary will be adjusted annually during the Employment Period to reflect increases in the cost of living determined by reference to the Consumer Price Index published by the Bureau of Labor Statistics, United States Department of Labor for the most recently ended calendar year (or if the Consumer Price Index is not available, a similar generally available published index). Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Base Salary shall not be reduced after any such increase.

                                  The Board of Directors is reviewing an
         overall plan in the context of instituting performance based bonuses and will undertake a review of Executive's salary in conjunction therewith. Executive and the Company are entering into this Agreement with the understanding that the above-referenced salary will be reviewed by the Board (but not decreased, without Executive's written consent) during







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         the term of this Agreement and that appropriate adjustments may be made in the discretion of the Board (notwithstanding any decision with respect to any such bonus arrangements).

                          (b) Executive may also receive such bonus as may be awarded from time to time by the Board of Directors or the Company's Compensation Committee acting on behalf of the Board of Directors in the exercise of the Board's or the Committee's discretion. The Company and Executive acknowledge that the Compensation Committee of the Board of Directors is currently reviewing potential arrangements for bonus plans, including performance based bonuses.

                 3. Annual Incentive Compensation. Executive shall receive from time to time for year long periods during the Employment Period additional amounts as incentive compensation based on the sales and profitability of the Company. Such amounts of incentive compensation shall be determined by the Board of Directors of the Company upon recommendation of the Company's Compensation Committee.

                 4. Expenses. The Company shall pay or reimburse Executive for all reasonable (in type and amount) business expenses incurred by him in the course of performing his duties for the Company during the Employment Period. Executive shall furnish the Company with the documentation required by the Internal Revenue Code of 1986, as amended (or by any successor revenue statute) (the "Code") and the regulations thereunder in connection with all such expenses including, without limitation, all approved business travel and entertainment expenses, club membership fees, dues from professional organizations, etc.

                 5.       Benefits; Vacation.

                          5.1     Medical Benefits.  During the Employment
Period, the Company shall maintain and pay for medical and hospitalization insurance for the benefit of Executive and his family on the same terms and in the same coverage amounts as provided to the Company's other executive-level employees, or, in the alternative, reimburse Executive for the costs incurred in directly purchasing such insurance.

                          5.2     Pension Benefits.  Executive shall be
entitled to participate in any pension or profit-sharing plans maintained or established by the Company for its employees generally, provided that he satisfies any eligibility or other requirements therefor. Executive acknowledges that Company may terminate or modify any currently existing pension or profit-sharing plan in the exercise of its sole discretion. If Executive's employment with the Company is terminated for any reason, then if Executive so requests, the Company shall cause Executive's then-vested pension or profit-sharing benefits to be







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distributed to the Executive in a lump sum, provided that such distribution is permitted by applicable law and by the terms of the plan(s) from which such benefits are payable.

                          5.3     Vacation.  Executive shall be entitled to a
paid vacation during the Employment Period of six (6) weeks per year, to be scheduled by Executive in consultation with the Company's Executive Committee. The Company shall not be obligated to pay Executive for any vacation time not taken by him.

                          5.4     Automobile.  During the Employment Period,
the Company shall provide Executive with an automobile allowance of Seven Hundred Fifteen Dollars ($715.00) per month, which amount shall be increased annually by the Consumer Price Index (as provided in Section 2(a) hereof). The Company shall pay the costs of insurance, fuel, oil, repairs and maintenance incurred by Executive in connection with the business use of Executive's automobile. Executive shall (i) furnish the Company with any documentation required by the Code and the regulations thereunder in connection with Executive's use of his automobile, and (ii) pay to the Company any amounts required by law as a result of Executive's use of his automobile for non-business purposes.

                          5.5     Life Insurance.  The Company shall maintain
insurance on Executive's life in the amount of One Million Dollars ($1,000,000) which shall be payable to Executive's designated beneficiary (or, if no beneficiary has been designated by Executive, Executive's estate), upon the death of Executive during the Employment Period.

                 6.       Termination of Employment.

                          (a)     By Company for Good Cause.  Executive's
employment with the Company may be terminated at the option of and by written notice from the Company if the Board of Directors of the Company shall find "good cause" (as defined in Section 9(a) hereinafter) for termination. Upon any such termination all rights, obligations and duties of the parties hereunder shall immediately cease.

                          (b)     Disability.  Executive's employment with the
Company may be terminated at the option of, and by written notice from, the Company if Executive shall become disabled, which, for purposes of this Agreement, shall be deemed to have occurred if (i) Executive shall be unable to perform his duties on an active basis by reason of disability or impairment of health for a period of at least one hundred eighty (180) consecutive calendar days or (ii) the Company shall have received a certificate from a physician reasonably acceptable to it and to Executive to the effect that Executive is incapable of reasonably performing services under this Agreement as required herein. Upon any such termination, the Company shall continue to pay Executive as a







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disability benefit his base salary pursuant to Section 2(a) for the six (6)
month period subsequent to the determination of Executive's disability as set forth above. Subsequent to the conclusion of said six (6) month period, the Company shall pay Executive, until such time as Executive attains the age of sixty-five (65) years, a disability benefit equal to eighty percent (80%) of Executive's Base Salary (adjusted annually as provided in Section 2(a) hereof).

                          (c)     Death.  In the event of Executive's death his
employment with the Company shall be deemed terminated as of the end of the month in which such death occurs and all rights, duties and obligations of the parties under this Agreement shall thereupon cease, except that the Company shall continue to pay to Executive's estate or his designated successor in interest the amount of his Base Salary and any bonus pursuant to Section 2 for a period of thirty-six (36) months subsequent to Executive's death.

                 7. Nondisclosure, Noncompetition and Noninterference. Executive (i) shall at all times hold in strictest confidence any and all confidential data and other confidential information within his knowledge concerning the products, services, businesses, suppliers and customers of the Company and its subsidiaries, (ii) shall not during the Employment Period, and for a period of two (2) years thereafter, without the prior written consent of the Company, either directly or indirectly operate or perform any advisory or consulting services for, invest in (other than stock in a publicly-held corporation which is traded on a recognized securities exchange), or otherwise operate or become associated with in any capacity, any company, partnership, organization, proprietorship, or other entity including, but not limited to entities engaged in (a) business activities which may then be competitive with business activities of the Company or its subsidiaries, (b) the marketing or financing of partnerships, joint ventures or other entities which engage in oil and/or gas exploration, development, drilling or (c) the ownership of any oil and/or gas properties within those geographical areas in which the Company or its subsidiaries now or then engages in its business and operations, including the sale of partnership interests in its (or its subsidiaries') programs (whether directly or through other brokers dealers), and (iii) shall not, any time, without the prior written consent of the Company, directly or indirectly induce or attempt to induce any employee, agent or other representative or associate of the Company or its subsidiaries to terminate his or its relationship with the Company or its subsidiaries, or in any way directly or indirectly knowingly interfere with such a relationship or a relationship between the Company or its subsidiaries and any of its (or its subsidiaries') suppliers or customers in an attempt to induce any of the foregoing to modify or any way then existing or then current relationship with the Company or its subsidiaries. Executive acknowledges that







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compliance with the agreements in this Section 7 is necessary to protect the
Company and its subsidiaries and that a breach of such agreements will result in irreparable and continuing damage to the Company and its subsidiaries for which there will be no adequate remedy at law, and agrees that in the event of any breach of said agreements, the Company and its subsidiaries , and its (or its subsidiaries') successors and assigns, shall be entitled to injunctive relief and to such other and further relief as is proper in the circumstances.

                 8. Insurance. Executive agrees that the Company may insure his life as a key employee of the Company and that he will submit to any medical examination which may be reasonably requested by the Company for the purpose of obtaining such insurance or for the purpose of obtaining the insurance required pursuant to Section 5.5 hereof.

                 9.       Payments to Executive Upon Termination of Employment.

                          (a)     Definition of Termination.  As used in this
Agreement, "Termination" shall mean the termination by the Company of Executive's employment hereunder for any reason other than (i) "good cause," or
(ii) retirement at or after the normal retirement age under a qualified pension plan maintained by the Company. "Good cause" shall mean only: (i) a material breach by Executive of his duties and obligations under this Agreement, if such breach continues for a period of six (6) months after Executive's receipt of a written notice from the Company identifying the breach in reasonable detail, or
(ii) Executive's indictment for a felony offense or criminal conviction for such felony offense or any offense involving dishonesty, fraud, theft, or moral turpitude under federal or state law. After a Change in Control (as hereinafter defined), the following shall also constitute a Termination:

                            (i) Relocation of the principal place at which Executive's duties are to be performed to a location outside the Cleveland Metropolitan Area;

                           (ii) A substantial reduction in the benefits or prerequisites provided to Executive;

                          (iii) A substantial reduction in Executive's responsibilities, authorities or functions; or

                           (iv) A substantial adverse change in Executive's work conditions.

                          (b)     Termination Without Change of Control.  Upon
a Termination other than after a Change of Control, the Company shall pay to Executive or, in the event of his subsequent death,







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to his beneficiary or beneficiaries, or his estate, as the case may be, monthly for a period of seventy-two (72) months the monthly salary payable under
Section 2 of this Agreement. Such payments shall commence on the last day of the month following the Termination and shall continue until Executive obtains other employment ("Other Employment"), but in no event for a greater time period than the lesser of (i) the remaining term of this Agreement or (ii) said period of seventy-two (72) months; provided, however, if the compensation from Other Employment is less than that which would have been payable to Executive by the Company under this Section 9(b), the Company shall pay Executive the difference for the remainder of the seventy-two (72) month period.

                          (c)     Termination After Change of Control.  Upon a
Termination after a Change of Control, the Company shall pay to the Executive and provide Executive, his beneficiaries, dependents and estate, at Executive's election, either (A) six (6) times the average annual salary, bonus, and incentive compensation amounts paid to Executive under Sections 2 and 3 during the three (3) year period immediately preceding a Termination after a Change of Control in seventy-two (72) equal payments for a period of seventy-two (72) months, or (B) a lump sum equal to the aggregate of the monthly amounts payable under subsection 9(c)(ii)(A) discounted to present value at a discount rate of 7% per annum, applied to each monthly payment from the time it would have become payable to the date of Termination.

                          (d)     Continuation of Benefits.  During a period of
seventy-two (72) months beginning with the Termination, Executive, his dependents, beneficiaries and estate shall continue to be covered and to accrue service credits for all purposes under all employee benefit plans of the Company, including, without limitation the Company's pension plan and those benefit programs provided by Section 5, as if Executive were still employed during such period under this Agreement.

                          (e)     Funding of Continuation of Benefits.  If and
to the extent benefits or service credit for benefits provided by Sections 5 and 9(d) shall not be payable or provided under any such plans to Executive, his dependents, beneficiaries and estate, by reason of his no longer being an employee of the Company as a result of termination of employment, the Company shall itself (i) pay or provide for payment of such benefits to Executive, his dependents, beneficiaries and estate, and (ii) to the extent any such service credits may not be available to Executive, pay or provide for the payment of benefits, including, but not limited to, pension benefits as if Executive continued to accrue such service credits for seventy-two (72) months. Any such payment relating to retirement shall commence on a date selected by Executive which must be a date on which payments under the Company's qualified pension plan or successor plan may commence.







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                          (f)     Retirement After Change of Control.  If the
Termination occurs after a Change of Control, and if Executive elects to have benefits commence prior to the normal retirement age under the qualified pension plan or any successor plan maintained by the Company and thereby incurs an actuarial reduction in his monthly benefits under such plan, the Company shall itself pay, or provide for payment of, the difference between the full non-actuarially reduced monthly pension amount that would have been payable under the pension plan if the benefits commenced at normal retirement age or upon the occurrence of some other event or the satisfaction of some other conditions specified in the pension plan and the actuarially reduced amount paid upon the early commencement of benefits.

                          (g)     Offset of Disability Insurance Payments.  Any
payments to be made by the Company pursuant to any provision of this Section 9 shall be offset and reduced by and to the extent the Executive receives any proceeds from Company purchased disability insurance policies. Any such offset or reduction shall be made only in the amount of any such proceeds which are attributable to a period following any "termination" for purposes of this Section.

                          (h)     Legal Fees.  The Company shall pay all legal
fees and expenses which Executive may incur as a result of the Company contesting the validity or enforceability of the provisions of this Section 9 and further shall be entitled to receive interest at the prime rate in effect at the Huntington National Bank of Cleveland for any delay in payment from the date such payment was due.

                          (i)     Mitigation.  Executive shall not be required
to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, if the Event of Termination occurs after a Change of Control, shall any amounts received from other employment or otherwise by Executive offset in any manner the obligations of the Company hereunder.

                          (j)     No Dismissal Allowance.  No payments or
benefits pursuant to Section 9 of this Agreement shall constitute a Dismissal Allowance, as defined in the Company's Pension Plan, Severance Payments, or any other offset against or deduction from any pension payable to Executive under the Company's present qualified pension plan or any successor or substitute or supplemental defined benefit or defined contribution plan maintained by the Company.

                          (k)     Change of Control Defined.  A "Change of
Control" shall be deemed to have occurred, if at any time during the period of employment of Executive pursuant to this Agreement, (i)a change occurs which would be required to be reported as a







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change in control in a proxy statement filed under the Securities Exchange Act of 1934; or (ii) the Company shall cease to have a class of equity securities registered under Section 12 of the Securities Act of 1934; or (iii) more than fifty percent (50%) of the Company's outstanding Common Stock, or equivalent in voting power of any class or classes of outstanding securities of the Company ordinarily entitled to vote in elections of directors, shall be acquired by any other corporation or other person or group ("Group" shall mean persons who act in concert as described in Section14(d)(2) of the Securities Exchange Act of 1934, as amended).

                 10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or twenty-four (24) hours after being sent by standard form of telecommunications, or five (5) days after being mailed (by registered or certified mail, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice);

                          (a)     If to Executive:

                                  Charles M. Lombardy, Jr.
                                  13395 Ledgebrook Lane
                                  Chagrin Falls, Ohio  44022

                          (b)     If to Company:

                                  North Coast Energy, Inc.
                                  5311 Northfield Road, Suite 320
                                  Bedford Heights, Ohio  44146

                          With a copy to:

                                  Michael D. Phillips, Esq.
                                  Calfee, Halter & Griswold
                                  McDonald Investment Center
                                  800 Superior Avenue, Suite 1400
                                  Cleveland, Ohio  44114-2688

                 11. Assignment. Except as set forth herein, no rights or obligations of any kind under this Agreement shall, without the written consent of the other party, be transferable to or assignable by Executive or by the Company or any other person to be subject to alienation, encumbrance, garnishment, attachment, execution or levy of any kind, voluntary or involuntary. This Agreement shall be binding upon and shall inure to the benefit of the Company, Executive and their respective successors, heirs, personal representatives and permitted assigns.

                 12.      Severability.  In the event any provision or term







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of this Agreement is determined by any judicial, quasi-judicial or administrative body to be void or not enforceable to any extent for any reason, it is the agreed-upon intent of the parties hereto that such provision or term and all other provisions or terms of this Agreement shall remain in full force and effect to the maximum extent permitted.

                 13. No Rights in Any Property or Company. The undertakings of the Company to pay Executive herein set forth constitute merely the unsecured promises of the Company. No property of the Company (or any of its subsidiaries) is or shall be, by reason of this Agreement, held in trust for Executive. Executive shall not have, by reason of this Agreement, any right, title or interest of any kind in or to any property of the Company (or any of its subsidiaries).

                 14. Governing Law. This Agreement is executed in and shall be construed in accordance with and governed by the laws of the State of Ohio.

                 15. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and may be changed only by a written agreement signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

                 IN WITNESS WHEREOF, the parties have executed this Agreement to be effective on the date first above written.

                                       NORTH COAST ENERGY, INC.


                                       By: /s/ GARRY REGAN
                                          ---------------------------
                                          Garry Regan, President

                                                           ("Company")

                                        /s/ CHARLES M. LOMBARDY, JR.
                                       ------------------------------
                                       Charles M. Lombardy, Jr.

                                                         ("Executive")








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